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     EXHIBIT 11.1

                       GLOBAL VILLAGE COMMUNICATION, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (in thousands, except per share data)


                                          Three Months Ended December 31,    Nine Months Ended December 31,
                                               1996             1995             1996             1995
                                             --------         --------         --------         --------
Net income (loss)
    from continuing operations               $(30,946)        $  3,522         $(35,925)        $  8,749
                                             --------         --------         --------         --------

Discontinued operations
    Loss from discontinued operations        $     --         $ (1,272)        $ (1,822)        $ (2,592)


    Loss on disposal of discontinued
       operations                            $ (9,800)              --         $ (7,667)              --

                                             --------         --------         --------         --------
    Net income (loss)                        $(40,746)        $  2,250         $(45,414)        $  6,157
                                             ========         ========         ========         ========

Weighted average shares
    outstanding during the period              16,725           16,630           16,771           16,422
Common stock equivalents                           --            1,440               --            1,622
                                             --------         --------         --------         --------
                                               16,725           18,070           16,771           18,044
                                             ========         ========         ========         ========

    Net income (loss) per share
       from continuing operations            $  (1.85)        $   0.19         $  (2.14)        $   0.48
    Net loss per share
       from discontinued operations          $  (0.59)        $  (0.07)        $  (0.57)        $  (0.14)

                                             --------         --------         --------         --------
    Net income (loss) per share              $  (2.44)        $   0.12         $  (2.71)        $   0.34
                                             ========         ========         ========         ========


     (1) Fully diluted earnings per share have not been presented because the differences from primary are not significant.




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